PRESS RELEASE

AbbVie Reports Second-Quarter 2022 Financial Results

•Reports Second-Quarter Diluted EPS of $0.51 on a GAAP Basis, an Increase of 21.4 Percent; Adjusted Diluted EPS of $3.37, an Increase of 11.2 Percent; These Results Include an Unfavorable Impact of $0.14 Per Share related to Acquired IPR&D and Milestones Expense 1

•Delivers Second-Quarter Net Revenues of $14.583 Billion, an Increase of 4.5 Percent on a Reported Basis and 6.1 Percent Operationally

•Second-Quarter Global Net Revenues from the Immunology Portfolio Were $7.207 Billion, an Increase of 17.8 Percent on a Reported Basis, or 19.2 Percent on an Operational Basis; U.S. Humira Net Revenues Were $4.664 Billion, an Increase of 9.6 Percent; Internationally, Humira Net Revenues Were $699 Million, a Decrease of 13.8 Percent on a Reported Basis, or 7.3 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $1.252 Billion; Global Rinvoq Net Revenues Were $592 Million; Combined Global Skyrizi and Rinvoq Net Revenues Were $1.844 Billion

•Second-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.650 Billion, a Decrease of 9.1 Percent on a Reported Basis, or 7.9 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.145 Billion, a Decrease of 17.1 Percent, with U.S. Net Revenues of $862 Million and International Profit Sharing of $283 Million; Global Venclexta Net Revenues Were $505 Million

•Second-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.658 Billion, an Increase of 13.7 Percent on a Reported Basis, or 15.2 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $678 Million; Vraylar Net Revenues Were $492 Million

•Second-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.371 Billion, a Decrease of 4.4 Percent on a Reported Basis, or 2.1 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $695 Million; Global Juvederm Net Revenues Were $344 Million, Unfavorably Impacted by COVID-19 Restrictions in China and Suspension of Aesthetics Operations in Russia

•Confirms 2022 Adjusted Diluted EPS Guidance Range of $13.78 - $13.98, which Includes an Unfavorable Impact of $0.23 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Second Quarter 2022

NORTH CHICAGO, Ill., July 29, 2022 – AbbVie (NYSE:ABBV) announced financial results for the second quarter ended June 30, 2022.

"We delivered another strong quarter with substantial progress for our new products and indications. Importantly, Skyrizi and Rinvoq continued their impressive ramps and are on pace to deliver approximately $7.5 billion in combined annual sales, underscoring their significant potential,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "The momentum of our business, combined with advances across our pipeline continue to support AbbVie's promising long-term outlook."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates. [1] Beginning in the first quarter 2022, AbbVie includes the impact of upfront and milestone payments related to collaborations, licensing agreements and other asset acquisitions in its reported non-GAAP financial measures.	1

Second-Quarter Results

•Worldwide net revenues were $14.583 billion, an increase of 4.5 percent on a GAAP basis, or 6.1 percent on an operational basis.

•Global net revenues from the immunology portfolio were $7.207 billion, an increase of 17.8 percent on a reported basis, or 19.2 percent on an operational basis.
◦Global Humira net revenues of $5.363 billion increased 5.8 percent on a reported basis, or 6.8 percent on an operational basis. U.S. Humira net revenues were $4.664 billion, an increase of 9.6 percent. Internationally, Humira net revenues were $699 million, a decrease of 13.8 percent on a reported basis, or 7.3 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $1.252 billion, an increase of 85.9 percent on a reported basis, or 88.3 percent on an operational basis.
◦Global Rinvoq net revenues were $592 million, an increase of 56.3 percent on a reported basis, or 60.7 percent on an operational basis.
◦Combined global Skyrizi and Rinvoq net revenues were $1.844 billion.

•Global net revenues from the hematologic oncology portfolio were $1.650 billion, a decrease of 9.1 percent on a reported basis, or 7.9 percent on an operational basis.
◦Global Imbruvica net revenues were $1.145 billion, a decrease of 17.1 percent, with U.S. net revenues of $862 million and international profit sharing of $283 million.
◦Global Venclexta net revenues were $505 million, an increase of 16.2 percent on a reported basis, or 21.2 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.658 billion, an increase of 13.7 percent on a reported basis, or 15.2 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $678 million, an increase of 12.6 percent on a reported basis, or 14.5 percent on an operational basis.
◦Vraylar net revenues were $492 million, an increase of 13.9 percent.
◦Global Ubrelvy net revenues were $185 million.

•Global net revenues from the aesthetics portfolio were $1.371 billion, a decrease of 4.4 percent on a reported basis, or 2.1 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $695 million, an increase of 18.9 percent on a reported basis, or 21.2 percent on an operational basis.
◦Global Juvederm net revenues were $344 million, a decrease of 19.5 percent on a reported basis, or 15.7 percent on an operational basis, unfavorably impacted by COVID-19 restrictions in China and suspension of aesthetics operations in Russia.

•On a GAAP basis, the gross margin ratio in the second quarter was 71.4 percent. The adjusted gross margin ratio was 84.7 percent.

•On a GAAP basis, selling, general and administrative expense was 37.1 percent of net revenues. The adjusted SG&A expense was 20.8 percent of net revenues.

•Research and development expense was 11.0 percent of net revenues on both a GAAP and Non-GAAP adjusted basis.

•Acquired IPR&D and milestones expense was 1.8 percent of net revenues.

•On a GAAP basis, the operating margin in the second quarter was 22.6 percent. The adjusted operating margin was 51.0 percent, which includes an unfavorable 180 basis point impact from acquired IPR&D and milestones expense.

•Net interest expense was $532 million.

•On a GAAP basis, the tax rate in the quarter was 21.6 percent. The adjusted tax rate was 13.4 percent.

•Diluted EPS in the second quarter was $0.51 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.37. These results include an unfavorable impact of $0.14 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that the U.S. Food and Drug Administration (FDA) approved Skyrizi (risankizumab) as the first and only specific interleukin-23 inhibitor for the treatment of adults with moderately to severely active Crohn’s disease (CD). The approval is supported by three pivotal Phase 3 studies in which Skyrizi demonstrated significant improvements in clinical remission and endoscopic response, compared to placebo, as both induction and maintenance therapy. This marks Skyrizi’s third FDA approved indication. Skyrizi is a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced that the FDA approved Rinvoq (upadacitinib, 15 mg, once daily) for the treatment of adults with active ankylosing spondylitis (AS) who have had an inadequate response or intolerance to one or more tumor necrosis factor (TNF) blockers. The approval is supported by data from two pivotal clinical trials in which Rinvoq delivered rapid and meaningful disease control. This approval marks the fifth FDA approved indication for Rinvoq in chronic immune-mediated diseases.

•AbbVie announced the European Commission (EC) approved Rinvoq (45 mg (induction dose) and 15 mg and 30 mg (maintenance doses)) for the treatment of adult patients with moderately to severely active ulcerative colitis (UC). The approval is based on results from two Phase 3 induction studies and one maintenance study in which significantly more patients treated with Rinvoq achieved the primary and all secondary endpoints compared to placebo.

•AbbVie announced the EC approved Rinvoq (15 mg, once daily) for the treatment of adult patients with active non-radiographic axial spondyloarthritis (nr-Axial SpA). The approval is based on results from the Phase 3 SELECT-AXIS 2 study in which Rinvoq met the primary endpoint and 12 of 14 ranked secondary endpoints.

•AbbVie announced that it submitted applications for a new indication to the FDA and European Medicines Agency (EMA) for Rinvoq (45 mg (induction dose) and 15 mg and 30 mg (maintenance doses)) for the treatment of adult patients with moderately to severely active CD. The submissions are supported by three Phase 3 clinical trials demonstrating Rinvoq achieved the co-primary endpoints of clinical remission and endoscopic response as induction and maintenance treatment.

•AbbVie announced positive top-line results from the Phase 3 maintenance study, U-ENDURE, evaluating Rinvoq in adult patients with moderate to severe CD. The results showed Rinvoq (15 mg or 30 mg, once daily) achieved the co-primary endpoints of endoscopic response and clinical remission, as well as the secondary endpoint of endoscopic remission, at one year (week 52) compared to placebo. The safety results in this study were generally consistent with the known profile of Rinvoq, with no new safety risks observed. Full results from the study will be presented at upcoming medical conferences and published in a peer-reviewed journal.

•At the Digestive Disease Week (DDW) Annual Meeting, AbbVie presented 27 abstracts that reinforced its leadership in advancing research and the standards of care across multiple gastroenterological conditions. Presentations included further analyses of Phase 3 clinical study programs for Rinvoq in moderately to severely active UC and investigational use of Skyrizi in moderately to severely active CD.

•At the European Alliance of Associations for Rheumatology (EULAR) 2022 Congress, AbbVie showcased its leadership in rheumatology research with new data across multiple inflammatory joint diseases. Key data presented included SELECT-AXIS 2 trial results evaluating the efficacy and safety of Rinvoq in patients with nr-Axial SpA, and in patients with AS; two-year data from the SELECT-PsA 1 and SELECT-PsA 2 studies of Rinvoq in patients with psoriatic arthritis (PsA); and results of the one-year data evaluating the efficacy and safety of Skyrizi in patients with active PsA in the KEEPsAKE 1 and KEEPsAKE 2 clinical trials.

Recent Events (Continued)

•At the American Society of Clinical Oncology (ASCO) Annual Meeting and European Hematology Association (EHA) Congress, AbbVie presented 46 abstracts for six investigational and approved medicines across eight cancer types. Highlights included new data that showed Venclexta (venetoclax) plus obinutuzumab demonstrated sustained progression-free survival (PFS) in chronic lymphocytic leukemia (CLL) patients after four years off treatment; results from a Phase 2 trial of epcoritamab which showed clinically meaningful efficacy in challenging-to-treat, highly refractory, large B-cell lymphoma (LBCL) patients; and new data from the Phase 2 REFINE study of investigational navitoclax in combination with ruxolitinib that is supportive of early intervention in myelofibrosis (MF) to achieve improved clinical outcomes in spleen volume reduction (SVR), symptom score and bone marrow fibrosis (BMF). Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S. Epcoritamab is being co-developed by AbbVie and Genmab.

•AbbVie announced that it submitted a New Drug Application (NDA) to the FDA for ABBV-951 (foscarbidopa/foslevodopa) for the treatment of motor fluctuations in patients with advanced Parkinson's disease (PD). The submission is based on results from a Phase 3, head-to-head, randomized and controlled clinical trial demonstrating statistically significant improvement in "On" time without troublesome dyskinesia compared to oral immediate-release carbidopa/levodopa (CD/LD). If approved, ABBV-951 will offer patients the first continuous subcutaneous delivery of CD/LD prodrugs.

•AbbVie announced that it submitted a supplemental NDA to the FDA for Qulipta (atogepant) to support label expansion for the preventive treatment of migraine in adult patients with chronic migraine. AbbVie also submitted a marketing authorization application for Qulipta with the EMA for the preventive treatment of migraine in adult patients who have at least four migraine days per month.

•At the American Headache Society (AHS) Annual Scientific Meeting, AbbVie presented 29 abstracts that covered a wide range of studies across AbbVie’s migraine portfolio. Presentations highlighted positive results from the Phase 3 PROGRESS trial investigating Qulipta for the preventive treatment of migraine in patients with chronic migraine, clinical trial results evaluating Ubrelvy (ubrogepant) for acute treatment of migraine and data evaluating Botox (onabotulinumtoxinA) for the preventive treatment of migraine in patient with chronic migraine.

•At the American Psychiatric Association (APA) Annual Meeting, AbbVie presented positive data from a Phase 3 trial of Vraylar (cariprazine, 1.5 mg/day) for the adjunctive treatment of major depressive disorder (MDD) in patients with an inadequate response to ongoing antidepressant therapy. The study met its primary endpoint of statistically significant improvement using the Montgomery-Åsberg Depression Rating Scale (MADRS) total score in patients compared with placebo. Vraylar’s safety profile was consistent with that of previous studies across indications in the treatment of adults with depressive episodes associated with bipolar I disorder, the acute treatment of manic or mixed episodes associated with bipolar I disorder and schizophrenia. Vraylar is being co-developed by AbbVie and Gedeon Richter Plc.

•At the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting, AbbVie presented new data from its leading portfolio of eye care treatments. Highlights included new data on Vuity (pilocarpine HCl ophthalmic solution) 1.25%, the first and only FDA-approved eye drop for the treatment of presbyopia (age-related blurry near vision) in adults, and Durysta (bimatoprost intracameral implant), a first-of-its-kind biodegradable implant to lower eye pressure for glaucoma patients.

•AbbVie and Cugene Inc., a clinical-stage biotechnology company focused on developing next-generation precision immunology and oncology medicines to treat autoimmune disease and cancer, announced an exclusive worldwide license option agreement for CUG252, a potential best-in-class Treg-selective IL-2 mutein, as well as other novel IL-2 muteins, for the potential treatment of autoimmune and inflammatory diseases.

Recent Events (Continued)

•AbbVie and iSTAR Medical announced a strategic transaction to further develop and commercialize iSTAR Medical's MINIject device, a next-generation minimally invasive glaucoma surgical (MIGS) device for patients with glaucoma. This alliance accelerates iSTAR Medical's goal to bring MINIject to more patients globally and provides an opportunity for AbbVie to further expand its diverse eye care portfolio.

Full-Year 2022 Outlook
AbbVie is confirming its adjusted diluted EPS guidance range for the full-year 2022 of $13.78 - $13.98 which includes an unfavorable impact of $0.23 per share related to acquired IPR&D and milestones expense incurred year-to-date through the second quarter 2022. The company's 2022 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the second quarter of 2022, as both cannot be reliably forecasted.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology and gastroenterology, in addition to products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our second-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2022 and 2021 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. Beginning in the first quarter of 2022, the company includes the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Prior periods have been revised to conform to the current period presentation. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2021 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 688-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended June 30, 2022
(Unaudited)

				% Change vs. 2Q21
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$11,410	$3,173	$14,583	5.6%	0.6%	4.5%	7.6%	6.1%

Immunology	6,155	1,052	7,207	20.3	4.9	17.8	13.4	19.2
Humira	4,664	699	5,363	9.6	(13.8)	5.8	(7.3)	6.8
Skyrizi	1,079	173	1,252	91.1	59.1	85.9	73.9	88.3
Rinvoq	412	180	592	39.4	>100.0	56.3	>100.0	60.7

Hematologic Oncology	1,115	535	1,650	(15.7)	8.5	(9.1)	12.9	(7.9)
Imbruvica[b]	862	283	1,145	(21.6)	0.5	(17.1)	0.5	(17.1)
Venclexta	253	252	505	13.4	19.1	16.2	29.3	21.2

Aesthetics	883	488	1,371	(4.5)	(4.2)	(4.4)	2.1	(2.1)
Botox Cosmetic	449	246	695	22.4	12.9	18.9	19.2	21.2
Juvederm Collection	147	197	344	(24.9)	(15.0)	(19.5)	(8.1)	(15.7)
Other Aesthetics	287	45	332	(20.9)	(24.4)	(21.4)	(20.2)	(20.8)

Neuroscience	1,438	220	1,658	16.2	(0.3)	13.7	9.4	15.2
Botox Therapeutic	557	121	678	14.2	5.6	12.6	15.6	14.5
Vraylar	492	—	492	13.9	n/a	13.9	n/a	13.9
Duodopa	26	94	120	3.2	(7.4)	(5.4)	2.2	2.3
Ubrelvy	185	—	185	47.6	n/a	47.6	n/a	47.6
Qulipta	33	—	33	n/m	n/a	n/m	n/a	n/m
Other Neuroscience	145	5	150	(13.6)	9.6	(12.9)	12.9	(12.8)

Eye Care	407	310	717	(34.1)	2.5	(22.0)	10.8	(19.3)
Lumigan/Ganfort	60	70	130	(17.4)	(8.1)	(12.5)	(0.9)	(8.7)
Alphagan/Combigan	54	38	92	(48.5)	(2.3)	(35.6)	6.6	(33.1)
Restasis	151	17	168	(51.5)	14.9	(48.4)	24.2	(48.0)
Other Eye Care	142	185	327	9.7	7.4	8.4	16.0	13.2

Other Key Products	768	203	971	3.7	(17.8)	(1.6)	(9.7)	0.4
Mavyret	203	195	398	0.2	(18.0)	(9.7)	(9.8)	(5.3)
Creon	318	—	318	13.6	n/a	13.6	n/a	13.6
Linzess/Constella	247	8	255	(4.2)	(12.5)	(4.5)	(7.8)	(4.4)
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Six Months Ended June 30, 2022
(Unaudited)

				% Change vs. 6M21
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$21,758	$6,363	$28,121	5.9%	(0.8)%	4.3%	5.3%	5.7%

Immunology	11,240	2,108	13,348	15.3	(0.2)	12.5	7.0	13.8
Humira	8,657	1,442	10,099	6.0	(18.6)	1.7	(13.1)	2.7
Skyrizi	1,860	332	2,192	77.8	64.7	75.7	78.1	77.9
Rinvoq	723	334	1,057	33.7	>100.0	55.1	>100.0	59.2

Hematologic Oncology	2,217	1,079	3,296	(12.9)	14.4	(5.5)	18.5	(4.4)
Imbruvica[b]	1,736	582	2,318	(17.2)	5.6	(12.5)	5.6	(12.5)
Venclexta	481	497	978	7.5	26.8	16.5	36.7	21.1

Aesthetics	1,729	1,016	2,745	4.6	10.2	6.6	16.2	8.7
Botox Cosmetic	862	474	1,336	28.3	21.5	25.8	27.7	28.1
Juvederm Collection	295	459	754	(7.5)	6.7	0.7	13.0	4.3
Other Aesthetics	572	83	655	(13.6)	(18.3)	(14.2)	(14.3)	(13.7)

Neuroscience	2,711	435	3,146	19.2	0.8	16.2	9.1	17.5
Botox Therapeutic	1,057	235	1,292	15.3	8.0	13.9	16.3	15.5
Vraylar	919	—	919	18.1	n/a	18.1	n/a	18.1
Duodopa	50	191	241	(1.2)	(7.2)	(6.0)	1.3	0.8
Ubrelvy	323	—	323	56.4	n/a	56.4	n/a	56.4
Qulipta	44	—	44	n/m	n/a	n/m	n/a	n/m
Other Neuroscience	318	9	327	(1.7)	10.4	(1.4)	12.6	(1.3)

Eye Care	903	585	1,488	(21.2)	(0.7)	(14.3)	7.4	(11.6)
Lumigan/Ganfort	127	143	270	(8.3)	(6.9)	(7.5)	(0.1)	(3.9)
Alphagan/Combigan	124	75	199	(32.3)	(3.1)	(23.6)	6.0	(20.9)
Restasis	386	28	414	(33.2)	(0.2)	(31.7)	14.0	(31.0)
Other Eye Care	266	339	605	7.7	2.6	4.8	10.5	9.3

Other Key Products	1,457	421	1,878	4.0	(15.6)	(1.1)	(8.2)	0.8
Mavyret	372	406	778	(0.4)	(15.9)	(9.1)	(8.4)	(4.9)
Creon	605	—	605	9.2	n/a	9.2	n/a	9.2
Linzess/Constella	480	15	495	1.3	(3.8)	1.1	0.7	1.2
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Six Months Ended June 30, 2022 and 2021
(Unaudited) (In millions, except per share data)

	Second Quarter Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Net revenues	$14,583	$13,959	$28,121	$26,969
Cost of products sold	4,170	4,523	8,222	8,736
Selling, general and administrative	5,412	3,164	8,539	6,006
Research and development[a]	1,609	1,767	3,106	3,434
Acquired IPR&D and milestones[a]	269	132	414	317
Other operating income	(172)	(68)	(172)	(68)
Total operating costs and expenses	11,288	9,518	20,109	18,425

Operating earnings	3,295	4,441	8,012	8,544

Interest expense, net	532	606	1,071	1,228
Net foreign exchange loss	47	14	72	23
Other expense, net	1,533	2,658	757	2,263
Earnings before income tax expense	1,183	1,163	6,112	5,030
Income tax expense	255	394	691	706
Net earnings	928	769	5,421	4,324
Net earnings attributable to noncontrolling interest	4	3	7	5
Net earnings attributable to AbbVie Inc.	$924	$766	$5,414	$4,319

Diluted earnings per share attributable to AbbVie Inc.	$0.51	$0.42	$3.03	$2.41

Adjusted diluted earnings per share[b]	$3.37	$3.03	$6.52	$5.92

Weighted-average diluted shares outstanding	1,776	1,776	1,777	1,776

a    During the three months ended March 31, 2022, AbbVie changed its classification of development milestone expense associated with licensing and collaboration arrangements in the consolidated statement of earnings. Milestone payments incurred prior to regulatory approval, which were previously included in research and development expense, are now presented as acquired IPR&D and milestones expense. The reclassification decreased research and development expense and increased acquired IPR&D and milestones expense by $35 million for the three months and $150 million for the six months ended June 30, 2021. The company believes this presentation assists users of the financial statements to better understand the total upfront and subsequent development milestone payments incurred to acquire in-process research and development projects. Prior periods have been revised to conform to the current period presentation. The reclassification had no impact on total operating costs and expenses, operating earnings, net earnings, net earnings attributable to AbbVie, Inc., earnings per share, or total equity.

b    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended June 30, 2022
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	2Q22
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,183	$924	$0.51
Adjusted for specified items:
Intangible asset amortization	1,849	1,556	0.88
Acquisition and integration costs	109	98	0.05
Change in fair value of contingent consideration	1,609	1,621	0.91
Pylera divestiture	(172)	(126)	(0.07)
Litigation matters	2,203	1,779	1.00
Other	159	154	0.09
As adjusted (non-GAAP)	$6,940	$6,006	$3.37
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition. Litigation matters primarily includes a charge related to a potential settlement of litigation involving Allergan's past sales of opioid products. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended June 30, 2022 included acquired IPR&D and milestones expense of $269 million on a pre-tax and $254 million on an after-tax basis, representing an unfavorable impact of $0.14 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	2Q22
	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$4,170	$5,412	$1,609	$(172)	$1,533
Adjusted for specified items:
Intangible asset amortization	(1,849)	—	—	—	—
Acquisition and integration costs	(28)	(79)	(2)	—	—
Change in fair value of contingent consideration	—	—	—	—	(1,609)
Pylera divestiture	—	—	—	172	—
Litigation matters	—	(2,203)	—	—	—
Other	(61)	(95)	—	—	(3)
As adjusted (non-GAAP)	$2,232	$3,035	$1,607	$—	$(79)
3. The adjusted tax rate for the second quarter of 2022 was 13.4 percent, as detailed below:

	2Q22
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,183	$255	21.6%
Specified items	5,757	675	11.7%
As adjusted (non-GAAP)	$6,940	$930	13.4%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended June 30, 2021
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	2Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,163	$766	$0.42
Adjusted for specified items:
Intangible asset amortization	1,999	1,662	0.95
Acquisition and integration costs	135	106	0.05
Change in fair value of contingent consideration	2,692	2,690	1.51
Litigation matters	107	93	0.05
Other	130	107	0.05
As adjusted (non-GAAP)	$6,226	$5,424	$3.03
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition. Other primarily includes the purchase of an FDA priority review voucher from a third party, restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended June 30, 2021 included acquired IPR&D and milestones expense of $132 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	2Q21
	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$4,523	$3,164	$1,767	$(68)	$2,658
Adjusted for specified items:
Intangible asset amortization	(1,999)	—	—	—	—
Acquisition and integration costs	(24)	(94)	(17)	—	—
Change in fair value of contingent consideration	—	—	—	—	(2,692)
Litigation matters	—	(107)	—	—	—
Other	(21)	(10)	(167)	68	—
As adjusted (non-GAAP)	$2,479	$2,953	$1,583	$—	$(34)
 3. The adjusted tax rate for the second quarter of 2021 was 12.8 percent, as detailed below:

	2Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,163	$394	33.8%
Specified items	5,063	405	8.0%
As adjusted (non-GAAP)	$6,226	$799	12.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Six Months Ended June 30, 2022
(Unaudited) (In millions, except per share data)
1. Specified items impacted results as follows:

	6M22
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$6,112	$5,414	$3.03
Adjusted for specified items:
Intangible asset amortization	3,704	3,121	1.75
Acquisition and integration costs	247	219	0.12
Change in fair value of contingent consideration	861	875	0.49
Pylera divestiture	(172)	(126)	(0.07)
Litigation matters	2,387	1,927	1.08
Other	223	217	0.12
As adjusted (non-GAAP)	$13,362	$11,647	$6.52
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition. Litigation matters primarily includes a charge related to a potential settlement of litigation involving Allergan's past sales of opioid products. Other primarily includes restructuring charges associated with streamlining global operations.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the six months ended June 30, 2022 included acquired IPR&D and milestones expense of $414 million on a pre-tax and $399 million on an after-tax basis, representing an unfavorable impact of $0.23 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	6M22
	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$8,222	$8,539	$3,106	$(172)	$757
Adjusted for specified items:
Intangible asset amortization	(3,704)	—	—	—	—
Acquisition and integration costs	(62)	(172)	(13)	—	—
Change in fair value of contingent consideration	—	—	—	—	(861)
Pylera divestiture	—	—	—	172	—
Litigation matters	—	(2,387)	—	—	—
Other	(121)	(93)	(6)	—	(3)
As adjusted (non-GAAP)	$4,335	$5,887	$3,087	$—	$(107)
3. The adjusted tax rate for the first six months of 2022 was 12.8 percent, as detailed below:

	6M22
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$6,112	$691	11.3%
Specified items	7,250	1,017	14.0%
As adjusted (non-GAAP)	$13,362	$1,708	12.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Six Months Ended June 30, 2021
(Unaudited) (In millions, except per share data)

1. Specified items impacted results as follows:

	6M21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,030	$4,319	$2.41
Adjusted for specified items:
Intangible asset amortization	4,008	3,344	1.88
Acquisition and integration costs	359	261	0.15
Change in fair value of contingent consideration	2,349	2,347	1.32
Litigation matters	107	93	0.05
Other	271	219	0.11
As adjusted (non-GAAP)	$12,124	$10,583	$5.92
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Other primarily includes the purchase of FDA priority review vouchers from third parties, restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes acquired IPR&D and milestones expense in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the six months ended June 30, 2021 included acquired IPR&D and milestones expense of $317 million on a pre-tax and $300 million on an after-tax basis, representing an unfavorable impact of $0.17 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	6M21
	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$8,736	$6,006	$3,434	$(68)	$2,263
Adjusted for specified items:
Intangible asset amortization	(4,008)	—	—	—	—
Acquisition and integration costs	(123)	(170)	(66)	—	—
Change in fair value of contingent consideration	—	—	—	—	(2,349)
Litigation matters	—	(107)	—	—	—
Other	(41)	(33)	(280)	68	15
As adjusted (non-GAAP)	$4,564	$5,696	$3,088	$—	$(71)
3. The adjusted tax rate for the first six months of 2021 was 12.7 percent, as detailed below:

	6M21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,030	$706	14.0%
Specified items	7,094	830	11.7%
As adjusted (non-GAAP)	$12,124	$1,536	12.7%